Exhibit 99.1

99¢ ONLY STORES® REPORTS DILUTED EPS OF $0.38 FOR Q3 FISCAL 2011 VERSUS DILUTED EPS OF $0.35 FOR Q3 FISCAL 2010

•	Consolidated Diluted Earnings Per Share Increased 9% to $0.38

•	Consolidated Net Income Increased 9% to $26.6 Million

•	Guidance for fiscal 2011 Income Before Taxes as a percentage of Sales increased from 8.0% to at least 8.2%

CITY OF COMMERCE, California – February 2, 2011 - 99¢ Only Stores® (NYSE:NDN) (the “Company”) announces its financial results for the third quarter ended December 25, 2010.

Highlights for the third quarter of fiscal 2011 versus the third quarter of fiscal 2010:

▪	Retail sales for the Company’s consolidated operations increased by 1.5% to $354.1 million and same-store sales decreased 0.7% while the same-store transaction count increased by 0.7%

▪	Consolidated gross margin decreased by 100 basis points to 42.1% of sales

▪	Shrinkage increased by 40 basis points to 2.3%

▪	Product cost increased by 20 basis points to 55.1%

▪	Other items in cost of sales increased by 30 basis points to 0.4%

▪	Consolidated operating expenses decreased by 170 basis points to 28.7% of sales

▪	Retail operating costs decreased 50 basis points to 21.4%

▪	Distribution and transportation costs decreased 20 basis points to 4.5%

▪	Corporate G&A costs decreased 30 basis points to 2.9%

▪	Other operating expenses decreased 70 basis points to negative 0.2%

▪	Consolidated net income increased by $2.1 million to $26.6 million, or $0.38 per diluted share, versus $24.5 million in the prior year, or $0.35 per diluted share

Eric Schiffer, CEO of 99¢ Only Stores®, stated, “We are pleased with our earnings for the third quarter of fiscal 2011.  We have far exceeded all of the goals in our four-year Profit Improvement Plan announced in February 2008. We achieved earnings per share of $0.38 for the quarter, a 9% increase in EPS despite slightly negative same-store sales in the quarter.  Our ability to manage our costs has enabled us to achieve Income Before Taxes of 11.6% as a percentage of sales for the quarter versus 10.8% for the same quarter last year.  We currently believe that we will achieve Income Before Taxes of at least 8.2% as a percentage of sales for fiscal 2011.”

“We plan to open a total of four stores during our fourth quarter which will result in a total of 9 net new stores and a store growth rate of approximately 3% for fiscal 2011.  For fiscal 2012, we plan to open 16 net new stores which equates to a store growth rate of approximately 6%.  The vast majority of the planned new stores in fiscal 2012 will be in California.”

 “Overall, we are excited about the opportunities to continue improving our earnings through the profit improvement initiatives we have implemented and to continue strengthening our systems, which should position 99¢ Only Stores to accelerate its store expansion rate above 6% in fiscal 2013.  We are confident in the ability of our management team, which has successfully implemented a range of buying and supply chain enhancements over the past two years, including multiple strategic changes in our purchasing, pricing, distribution, and merchandising functions. We look forward to further discussing our results on today’s earnings conference call.”

The details for participating in today’s conference call can be found following the financial discussion.

CONSOLIDATED RESULTS

As previously announced, net consolidated sales for the third quarter of fiscal 2011 were $365.4 million, a 1.7% increase compared to net sales of $359.1 million for the third quarter of fiscal 2010.  Retail sales for the Company’s consolidated operations including Texas increased by 1.5% to $354.1 million and same-store sales decreased 0.7% while the same-store transaction count increased by 0.7%.

Consolidated gross profit for the third quarter of fiscal 2011 was $153.9 million, compared to $154.9 million for the third quarter of the prior fiscal year.  The Company's consolidated gross profit margin was 42.1% for the third quarter of fiscal 2011 versus 43.1% for the third quarter of the prior fiscal year. The shrinkage was 2.3% of net sales for the third quarter of fiscal 2011 compared to 1.9% for the third quarter of fiscal 2010.  Adjustments to reduce inventory reserves contributed to an unusually low rate for shrinkage during the third quarter of fiscal 2010.  Additionally, cost of products sold increased to 55.1% of net sales for the third quarter of fiscal 2011 compared to 54.9% of net sales for the third quarter of fiscal 2010 primarily due to the product mix. The remaining change was mainly due to an increase in freight costs by 50 basis points for the third quarter of fiscal 2011, which was partially offset by decreases in other less significant items included in cost of sales.

Operating expenses were $105.0 million, or 28.7% of consolidated sales, for the third quarter of fiscal 2011 versus $109.3 million, or 30.4% of sales, for the third quarter of the prior fiscal year.  The Company’s improved operating expense ratio is a result of across-the-board decreases in the components of operating expense led by reductions in retail operating costs as a percentage of sales.  A primary driver of this improvement is lower payroll-related expenses as a result of improvement in labor productivity and enhanced cost control methods. Additionally, the Company’s distribution and transportation costs improved due to labor efficiencies, enhanced processing methods, trailer space utilization and automated truck routing, partially offset by increases in fuel costs.  Corporate G&A expenses were reduced by $0.6 million for the quarter due to improvements in cost controls resulting in overall lower absolute costs. Furthermore, the third quarter of fiscal 2011 operating expenses includes the proceeds of approximately $2.2 million related to a legal settlement.

Consolidated operating income for the third quarter of fiscal 2011 was $42.1 million, compared to $38.6 million for the third quarter of fiscal 2010.  Operating income as a percentage of sales increased 80 basis points to 11.5% for the third quarter of fiscal 2011 versus 10.7% for the comparable period last year.

Net income for the third quarter of fiscal 2011 increased to $26.6 million, or $0.38 per diluted share, compared to net income of $24.5 million, or $0.35 per diluted share, for the third quarter of fiscal 2010.

MANAGEMENT ANALYSIS OF CONSOLIDATED OPERATIONS

The Company reports the results of its non-Texas operations on a consolidated basis with its Texas operations in accordance with GAAP in its Quarterly Report on Form 10-Q for the third quarter of fiscal 2011. The Company is also providing a management analysis in this release of its quarterly operating results including more detailed expense information and separate analyses for non-Texas and Texas operations.  These analyses and reconciliation to GAAP consolidated results are shown in Table 1 at the end of this release.  The Company believes it is meaningful for investors to review an analysis of its results of operations separately for non-Texas and Texas operations in addition to its consolidated results while the cost structure of its Texas operations is still materially different from the cost structure of its overall financial results.  The Company’s non-Texas operations comprise all of its operations in California, Arizona, and Nevada and generate approximately 91% of its retail sales revenue.  The analysis for Texas operations provided in Table 1 for the third quarter of both fiscal 2011 and fiscal 2010, includes only revenues and expenses incurred directly in the Texas operations, with no allocation of costs incurred in the California distribution centers or corporate offices; these unallocated, indirect costs are not material to non-Texas results but may be material to Texas results.  During fiscal 2010, Texas stores were operated under unusual conditions, with 11 stores closed during the first quarter and one store closed in the second quarter, and thus the comparison of fiscal 2011 quarterly results to fiscal 2010 quarterly results is not indicative of future comparisons for the ongoing operations of the 34 stores that currently remain open.  The non-GAAP financial measures in Table 1 should be viewed in addition to, and not as an alternative to, the Company’s consolidated financial statements prepared in accordance with GAAP.

Third Quarter Management Analysis of Non-Texas Operations

Highlights for the third quarter of fiscal 2011 versus the third quarter of fiscal 2010:

▪	Retail sales for the Company’s non-Texas retail operations, comprising approximately 91% of consolidated retail sales, increased by 1.3% to $323.7 million and same-store sales decreased 0.7%

▪	Non-Texas gross margin decreased 80 basis points to 42.3% of sales

▪	Product cost increased 10 basis points to 55.0%

▪	Shrinkage increased 20 basis points to 2.4%

▪	Other items in cost of sales increased by 40 basis points to 0.3%

▪	Non-Texas operating expenses decreased 190 basis points to 28.6% of sales

▪	Retail operating costs decreased 60 basis points

▪	Distribution and transportation costs decreased 10 basis points

▪	Corporate G&A costs decreased 20 basis points

▪	Other operating expenses decreased 100 basis points

▪	Non-Texas operating income increased to $39.7 million, or 11.9% of sales, from $34.9 million, or 10.6% of sales

For the Company’s non-Texas operations compared to consolidated results, non-Texas gross margin was 20 basis points better at 42.3% and operating expenses were 10 basis points lower at 28.6%, resulting in an operating income contribution from non-Texas operations of 11.9% versus consolidated operating income of 11.5%.

Non-Texas operating income contribution for the third quarter of fiscal 2011 was $39.7 million, an operating margin of 11.9% of sales, compared to operating income of $34.9 million and an operating margin of 10.6% of sales for non-Texas for the same quarter of fiscal 2010, an improvement of 130 basis points.   Other operating expenses for Non-Texas operations for the third quarter of fiscal 2011 includes the proceeds of approximately $2.2 million related to a legal settlement.

Third Quarter Management Analysis of Texas Operations

For the Company’s Texas operations, the third quarter fiscal 2011 operating income was $2.4 million, compared to operating income of $3.7 million for the third quarter of fiscal 2010. The decrease in Texas operating results for the current quarter versus the same quarter last year was primarily due to an increase in merchandise purchase cost and the absence of an adjustment to our shrink reserves as further described below. Texas continues to deliver a positive cash contribution.

Texas operating results for the third quarter of fiscal 2010 included a one-time reduction in shrink reserves of $1.4 million based on a shrink analysis performed.

CASH AND LIQUIDITY

As of the end of the third quarter of fiscal 2011, the Company held $216.0 million in cash and short and long-term marketable securities, and had no debt.  The inventories at the end of the third quarter of fiscal 2011 were $202.3 million versus $177.9 at the end of third quarter of fiscal 2010.  The increase in inventories was primarily due to seasonal changes, additional stores, opportunistic buying and improvement in stock position.

CONFERENCE CALL DETAILS

The Company’s conference call to discuss its fiscal 2011 third quarter and the other matters described in this release is scheduled for today, Wednesday, February 2, 2011 at 1:30 p.m. Pacific Time.  You can participate in the live call by dialing (866) 900-3561 from the U.S.A. and (816) 249-4306 from international locations.  Please phone in approximately 9 minutes before the call is scheduled to begin and hold for an InterCall operator to assist you.  Please inform the operator that you are calling in for 99¢ Only Stores’ third quarter fiscal 2011 earnings release conference call, and be prepared to provide the operator with your name, company name, and position if requested.  A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, February 16, 2011, by dialing (800) 642-1687 from the United States, or (706) 645-9291 from international locations, and entering confirmation code 39652594.

A copy of this earnings release and any other financial and statistical information about the period to be presented in the conference call will be available prior to the call at the section of the Company’s website entitled “Investor Relations” at www.99only.com.

99¢ ONLY STORES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	December 25, 2010	March 27, 2010
	(Unaudited)
ASSETS
Current Assets:
Cash	$23,955	$19,877
Short-term investments	179,526	155,657
Accounts receivable, net of allowance for doubtful accounts of $656 and $501 at December 25, 2010 and March 27, 2010, respectively	1,540	2,607
Income taxes receivable	3,509	4,985
Deferred income taxes	30,247	36,419
Inventories, net	202,282	171,198
Other	5,113	4,978
Total current assets	446,172	395,721
Property and equipment, net	287,007	278,858
Long-term deferred income taxes	32,913	34,483
Long-term investments in marketable securities	12,474	14,774
Assets held for sale	7,356	7,356
Deposits and other assets	14,823	14,794
Total assets	$800,745	$745,986

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$44,374	$42,593
Payroll and payroll-related	10,208	15,097
Sales tax	7,081	5,635
Other accrued expenses	20,841	21,398
Workers’ compensation	42,419	47,023
Current portion of capital lease obligation	74	70
Total current liabilities	124,997	131,816
Deferred rent	8,577	8,844
Deferred compensation liability	4,671	4,274
Capital lease obligation, net of current portion	393	449
Other liabilities	18	181
Total liabilities	138,656	145,564

Commitments and contingencies
Shareholders’ Equity:
Preferred stock, no par value – authorized, 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, no par value – authorized, 200,000,000 shares; issued and outstanding, 70,061,221 shares at December 25, 2010 and 69,556,930 shares at March 27, 2010	251,583	246,353
Retained earnings	410,917	354,528
Other comprehensive loss	(411)	(459)
Total shareholders’ equity	662,089	600,422
Total liabilities and shareholders’ equity	$800,745	$745,986

99¢ ONLY STORES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	For the Third Quarter Ended		For the Three Quarters Ended
	December 25, 2010	December 26, 2009	December 25, 2010	December 26, 2009
Net Sales:
99¢ Only Stores	$354,121	$348,902	$1,013,923	$985,568
Bargain Wholesale	11,238	10,217	31,470	30,348
Total sales	365,359	359,119	1,045,393	1,015,916

Cost of sales (excluding depreciation and amortization expense shown separately below)	211,453	204,218	615,154	597,843
Gross profit	153,906	154,901	430,239	418,073
Selling, general and administrative expenses:
Operating expenses	105,035	109,317	320,339	328,301
Depreciation and amortization	6,802	6,985	20,303	20,803
Total selling, general and administrative expenses	111,837	116,302	340,642	349,104
Operating income	42,069	38,599	89,597	68,969

Other (income) expense:
Interest income	(194)	(244)	(635)	(855)
Interest expense	31	32	42	207
Other-than-temporary investment impairment due to credit losses	—	—	112	843
Other	(10)	—	(24)	(18)
Total other (income) expense, net	(173)	(212)	(505)	177

Income before provision for income taxes	42,242	38,811	90,102	68,792
Provision for income taxes	15,603	14,326	33,713	25,199
Net income	$26,639	$24,485	$56,389	$43,593

Earnings per common share:
Basic	$0.38	$0.36	$0.81	$0.64
Diluted	$0.38	$0.35	$0.79	$0.63

Weighted average number of common shares outstanding:
Basic	70,050	68,788	69,871	68,596
Diluted	71,005	69,728	70,966	69,266

99¢ ONLY STORES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	For the Three Quarters Ended
	December 25, 2010	December 26, 2009
Cash flows from operating activities:
Net income	$56,389	$43,593
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,303	20,803
Loss (gain) on disposal of fixed assets	177	(605)
Long-lived asset impairment	—	431
Investments impairment	112	843
Excess tax benefit from share-based payment arrangements	(1,196)	(933)
Deferred income taxes	6,419	1,077
Stock-based compensation expense	2,255	5,652
Changes in assets and liabilities associated with operating activities:
Accounts receivable	1,067	375
Inventories	(30,487)	(25,266)
Deposits and other assets	(289)	103
Accounts payable	2,462	11,506
Accrued expenses	(1,513)	6,797
Accrued workers’ compensation	(4,604)	2,734
Income taxes	1,476	(270)
Deferred rent	(267)	(1,311)
Other long-term liabilities	(163)	(474)
Net cash provided by operating activities	52,141	65,055

Cash flows from investing activities:
Purchases of property and equipment	(29,354)	(24,410)
Proceeds from sale of fixed assets	57	905
Purchases of investments	(58,066)	(64,032)
Sales of investments	36,377	21,213
Net cash used in investing activities	(50,986)	(66,324)

Cash flows from financing activities:
Repurchases of common stock related to issuance of performance stock units	(1,459)	(1,761)
Acquisition of noncontrolling interest of a partnership	—	(275)
Payments of capital lease obligation	(52)	(48)
Proceeds from exercise of stock options	3,238	3,745
Excess tax benefit from share-based payment arrangements	1,196	933
Net cash provided by financing activities	2,923	2,594
Net increase in cash	4,078	1,325
Cash and cash equivalents - beginning of period	19,877	21,930
Cash and cash equivalents - end of period	$23,955	$23,255

99¢ ONLY STORES
Third Quarter Fiscal 2011 and 2010 Unaudited Management Analysis of Non-Texas and Texas Operations and Reconciliation to GAAP Statements
TABLE 1

Description	Non-Texas		Non-Texas		Texas		Texas		Consolidated		Consolidated
($ millions) (3)	Q3 FY2011	% Sales	Q3 FY2010	% Sales	Q3 FY2011	% Sales	Q3 FY2010	% Sales	Q3 FY2011	% Sales	Q3 FY2010	% Sales
Revenues
Retail	$323.7	97.1%	$319.6	97.4%	$30.4	94.6%	$29.3	94.8%	$354.1	96.9%	$348.9	97.2%
Bargain Wholesale	$9.5	2.9%	$8.6	2.6%	$1.7	5.4%	$1.6	5.2%	$11.2	3.1%	$10.2	2.8%
Total	$333.2	100.0%	$328.2	100.0%	$32.2	100.0%	$30.9	100.0%	$365.4	100.0%	$359.1	100.0%

Cost of Goods Sold
Purchase Cost	$183.3	55.0%	$180.1	54.9%	$18.1	56.4%	$17.1	55.5%	$201.5	55.1%	$197.2	54.9%
Shrinkage (1)	$7.9	2.4%	$7.1	2.2%	$0.6	1.8%	$(0.3)	(1.0%)	$8.4	2.3%	$6.8	1.9%
Other	$0.9	0.3%	$(0.3)	(0.1%)	$0.6	1.9%	$0.6	1.8%	$1.5	0.4%	$0.2	0.1%
Total Cost of Goods Sold	$192.1	57.7%	$186.8	56.9%	$19.3	60.0%	$17.4	56.3%	$211.5	57.9%	$204.2	56.9%

Gross Margin	$141.1	42.3%	$141.4	43.1%	$12.9	40.0%	$13.5	43.7%	$153.9	42.1%	$154.9	43.1%

Selling, General and Administrative Expenses
Retail Operating	$70.7	21.2%	$71.6	21.8%	$7.5	23.4%	$7.2	23.4%	$78.2	21.4%	$78.8	21.9%
Distribution and Transportation	$14.9	4.5%	$15.1	4.6%	$1.9	6.0%	$1.8	5.8%	$16.8	4.5%	$16.9	4.7%
Corporate G&A	$10.7	3.2%	$11.3	3.4%	$0.2	0.6%	$0.2	0.8%	$10.9	2.9%	$11.5	3.2%
Other (incl. Stock-comp) (2)	$(0.9)	(0.3%)	$2.2	0.7%	$0.0	0.1%	$(0.1)	(0.3%)	$(0.8)	(0.2%)	$2.1	0.5%
Operating Expenses	$95.4	28.6%	$100.2	30.5%	$9.7	30.1%	$9.2	29.7%	$105.0	28.7%	$109.3	30.4%
Depreciation & Amortization	$6.0	1.8%	$6.3	1.9%	$0.8	2.4%	$0.6	2.1%	$6.8	1.9%	$7.0	1.9%
Total Operating Expenses	$101.4	30.4%	$106.5	32.4%	$10.5	32.5%	$9.8	31.8%	$111.8	30.6%	$116.3	32.4%

Operating income (loss)	$39.7	11.9%	$34.9	10.6%	$2.4	7.4%	$3.7	11.9%	$42.1	11.5%	$38.6	10.7%

Other (Income) Expense									$(0.2)	(0.0%)	$(0.2)	(0.1%)

Income before provision for income taxes									$42.2	11.6%	$38.8	10.8%

Provision for Income Taxes									$15.6	4.3%	$14.3	4.0%

Net Income									$26.6	7.3%	$24.5	6.8%

EPS
Basic									$0.38		$0.36
Diluted									$0.38		$0.35
Shares Outstanding
Basic									70,050		68,788
Diluted									71,005		69,728

(1)	Shrinkage includes scrap, shrink and excess and obsolete inventory. Q3 Fiscal 2010 for Texas operations includes a one-time reduction in shrink reserves of $1.4 million.
(2)
Other SG&A includes Stock-based compensation and SG&A for the Bargain Wholesale division for Q3 Fiscal 2011 and 2010.  Additionally, Q3 Fiscal 2011 for Non-Texas includes a positive impact of $2.2 million related to a legal settlement receipt.

(3)	Dollar amounts and percentages may not add up due to rounding.

*                         *                         *                         *                         *

Founded over 25 years ago, 99¢ Only Stores® operates 281 extreme value retail stores with 208 in California, 34 in Texas, 27 in Arizona and 12 in Nevada. 99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores. Over half of the Company’s sales come from food and beverages, including produce, dairy, deli and frozen foods, along with organic and gourmet foods. The Company’s New York Stock Exchange symbol is NDN.

We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, the business and growth strategies of the Company, results of the operations and related financial measures for fiscal 2011, new store openings and our store expansion rate, and trends affecting the financial condition or results of operations of the Company. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available at www.99only.com.  Contact Angela Thurstan, 323-881-1272.